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Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CENDANT CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)
06-0918165 (I.R.S. Employer Identification No.)
9 West 57th Street, New York, New York 10019 (Address of Principal Executive Offices) (Zip Code)
Cendant Corporation 1998 Employee Stock Purchase Plan (Full Title of Plan)

JAMES E. BUCKMAN, ESQ.
Vice Chairman and General Counsel
Cendant Corporation
9 West 57th Street
New York, New York 10019
Tel: (212) 413-1800 Fax: (212) 413-1922

Copies to:
 ERIC J. BOCK, ESQ
Executive Vice President, Law and Corporate Secretary
Cendant Corporation
9 West 57th Street
New York, New York 10019
Tel: (212) 413-1800 Fax: (212) 413-1922
(Name, Address, Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered*	Amount To Be Registered	Proposed Maximum Offering Price Per Obligation[1,2]	Proposed Maximum Aggregate Offering Price[1,2]	Amount Of Registration Fee

Common Stock, $.01 par value, of the series designated CD Common Stock	6,000,000	$11.29	$67,740,000	$6,232.00

1
Estimated solely for the purpose of determining the registration fee.

2
The registration fee for the securities registered hereby has been calculated pursuant to Rule 457(c) and (h) under the Securities Act and is based upon the average of the high and low sale price of the CD Common Stock, as reported on the New York Stock Exchange on December 17, 2002.

*
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Cendant Corporation 1998 Employee Stock Purchase Plan.

        Pursuant to Instruction E to Form S-8, the Registrant hereby incorporates by reference the contents of Registrant's Registration Statement on Form S-8 (File No. 333-69505), filed December 22, 1998, to the extent not amended hereby.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5. Interests of Named Experts and Counsel.

        Eric J. Bock, Esq. has rendered an opinion on the validity of the securities being registered under the Plan pursuant to this Registration Statement. Mr. Bock is Executive Vice President, Law and Corporate Secretary of the Registrant. A copy of this opinion is attached as Exhibit 5.1 to this Registration Statement. Mr. Bock holds shares of common stock of the Company and options to acquire shares of common stock of the Company.

Item 8. Exhibits.

        See the Exhibit Index herein.

2

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended (the "Securities Act"), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 20th day of December, 2002.

CENDANT CORPORATION (REGISTRANT)
By:	/s/ JAMES E. BUCKMAN James E. Buckman Vice Chairman and General Counsel

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James E. Buckman and Eric J. Bock, and each and either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed as of December 20, 2002 by the following persons in the capacities indicated.

Name	Title

/s/ HENRY R. SILVERMAN Henry R. Silverman	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ JAMES E. BUCKMAN James E. Buckman	Vice Chairman, General Counsel and Director
/s/ STEPHEN P. HOLMES Stephen P. Holmes	Vice Chairman and Director
/s/ KEVIN M. SHEEHAN Kevin M. Sheehan	Senior Executive Vice President and Chief Financial Officer

/s/ TOBIA IPPOLITO Tobia Ippolito	Executive Vice President and Chief Accounting Officer
Myra J. Biblowit	Director
The Honorable William S. Cohen	Director
Leonard S. Coleman	Director
/s/ MARTIN L. EDELMAN Martin L. Edelman	Director
Dr. John C. Malone	Director
/s/ CHERYL D. MILLS Cheryl D. Mills	Director
/s/ THE RT. HON. BRIAN MULRONEY, P.C., LL.D. The Rt. Hon. Brian Mulroney, P.C., LL.D.	Director
/s/ ROBERT E. NEDERLANDER Robert E. Nederlander	Director
/s/ ROBERT W. PITTMAN Robert W. Pittman	Director
/s/ SHELI Z. ROSENBERG Sheli Z. Rosenberg	Director

/s/ ROBERT F. SMITH Robert F. Smith	Director

EXHIBIT INDEX

Exhibit Number	Exhibit Description
4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company's Form 10-Q/A for the quarterly period ended March 31, 2000, dated July 28, 2000).
4.2	Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.2 of the Company's Form 10-Q/A for the quarterly period ended March 31, 2000, dated July 28, 2000).
5.1	Opinion of Eric J. Bock, Esq. (including consent).*
15.1	Letter Re: Unaudited Interim Financial Information.*
23.1	Consent of Deloitte & Touche LLP, relating to the financial statements of Cendant Corporation.*
23.2	Consent of KPMG, LLP, relating to the financial statements of Galileo International, Inc.*
23.3	Consent of Eric J. Bock, Esq. (included in Exhibit 5.1).
24.1	Powers of Attorney of certain officers and directors of the Company (included on the signature page of this Registration Statement).

*
Filed herewith

EXHIBIT 5.1

CENDANT CORPORATION
9 West 57th Street
New York, New York 10019

                December 20, 2002

Cendant Corporation
9 West 57th Street
New York, New York 10019

Re:	Cendant Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

        I am Executive Vice President of Cendant Corporation, a Delaware corporation (the "Company"), and am rendering this opinion in connection with the Company's filing of a Registration Statement on Form S-8 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), on the date hereof with the Securities and Exchange Commission (the "Commission"). The Company is filing this Registration Statement in order to register 6,000,000 shares (the "Shares") of its common stock, par value $.01 per share, of the series designated CD Stock under the Cendant Corporation 1998 Employee Stock Purchase Plan (the "Plan").

        This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

        In connection with rendering this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of the following documents: (i) the Plan; (ii) the Amended and Restated Certificate of Incorporation of the Company, as amended to the date hereof; (iii) the By-Laws of the Company as amended to date hereof and (iv) such other certificates, instruments and documents as I considered necessary or appropriate for the purposes of this opinion.

        In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making my examination of documents executed by parties other than the Company, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein which we have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

        I am admitted to the Bars of the State of New York and New Jersey, and I do not express any opinion as to the law of any jurisdiction except for the General Corporation Law of the State of Delaware.

        Based upon the foregoing, we advise you that, in our opinion, the Shares, when issued in accordance with the provisions of the Plan, will be validly issued, fully paid and non-assessable.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, however, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

                        Very truly yours,

                        /s/  ERIC J. BOCK
                        Eric J. Bock

EXHIBIT 15.1

December 19, 2002

Cendant Corporation
9 West 57th Street
New York, New York

        We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Cendant Corporation and subsidiaries for the periods ended March 31, 2002 and 2001, June 30, 2002 and 2001, and September 30, 2002 and 2001 as indicated in our reports dated May 9, 2002, August 12, 2002, and November 1, 2002, respectively; because we did not perform an audit, we expressed no opinion on that information.

        We are aware that our reports referred to above, which were included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, on Form 10-Q/A for the quarter ended June 30, 2002, and on Form 10-Q/A for the quarter ended September 30, 2002, are being used in this Registration Statement.

        We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
New York, New York

EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in this Registration Statement of Cendant Corporation on Form S-8 of our report dated February 7, 2002, April 1, 2002 as to the subsequent events described in Note 28 and August 12, 2002 as to the effects of the discontinued operation described in Notes 1 and 5 and as to the pro forma effect of the non-amortization of goodwill disclosed in Note 1 (which expresses an unqualified opinion and includes explanatory paragraphs with respect to the modification of the accounting treatment relating to securitization transactions, the accounting for derivative instruments and hedging activities, the revision of certain revenue recognition policies and as to the effects of the discontinued operation as discussed in Notes 1 and 5), appearing in the Annual Report on Form 10-K/A of Cendant Corporation for the year ended December 31, 2001.

/s/ Deloitte & Touche LLP
New York, New York
December 19, 2002

EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in the registration statement on Form S-8 of Cendant Corporation of our report dated January 26, 2001, except as to Note 15 which is as of February 22, 2001, with respect to the consolidated balance sheets of Galileo International, Inc. and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the Form 8-K of Cendant Corporation dated October 15, 2001.

/s/ KPMG, LLP
Chicago, Illinois
December 19, 2002

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX
CENDANT CORPORATION 9 West 57th Street New York, New York 10019
INDEPENDENT AUDITORS' CONSENT
INDEPENDENT AUDITORS' CONSENT